EXHIBIT 4.1

Loan and Security Agreement

Borrower: Simply, Inc. 1680 Michigan Avenue, Suite 817 Miami Beach, FL 33139	Borrower: Simply Mac, Inc. 155 North 400 West, Suite 170 Salt Lake City, UT 84103

Date: November 23, 2021 (the “Effective Date”)

THIS LOAN AND SECURITY AGREEMENT (the “Agreement”) is entered into on the above date between Line Financial Corp., a Texas corporation, with a principal office at 921 West New Hope Drive, Suite 702, Cedar Park, Texas 78613 (“Lender”), and each borrower named above (jointly and severally, the “Borrower”), whose chief executive office is located at the above address (“Borrower’s Address”). The Schedule to this Agreement (the “Schedule”) shall for all purposes be deemed to be a part of this Agreement, and the same is an integral part of this Agreement.  (Definitions of certain terms used in this Agreement are set forth in Section 8 below.)

1.	LOANS.

1.1  Loans. Subject to this Agreement and the Schedule hereto, Lender will make loans to Borrower (the “Loans”), to be used for working capital, in amounts determined by Lender in its good faith business judgment, up to the amounts (the “Credit Limit”) shown on the Schedule, provided no Default or Event of Default has occurred and is continuing, and subject to deduction of Reserves for accrued interest and such other Reserves as Lender deems proper from time to time in its good faith business judgment.

1.2  Interest.  All Loans and all other monetary Obligations shall bear interest at the rate shown on the Schedule, except where expressly set forth to the contrary in this Agreement.  Accrued interest shall be payable monthly, on the last day of the month, and shall be charged to Borrower’s loan account (and the same shall thereafter bear interest at the same rate as the other Loans).

1.3  Overadvances. If at any time or for any reason the total of all outstanding Loans and all other monetary Obligations exceeds the Credit Limit (the portion exceeding the Credit Limit referred to herein as the “Overadvance”), Borrower shall immediately pay the amount of the excess to Lender, without notice or demand.  During the existence of an Overadvance, all Obligations, including, without limitation, all unpaid principal and accrued, but unpaid interest, shall accrue interest at the Default Rate until the Overadvance is paid in full to Lender.

1.4  Fees.  Borrower shall pay Lender the fees shown on the Schedule, which are in addition to all interest and other sums payable to Lender and are not refundable.

1.5 Loan Requests. Subject to all conditions and terms contained herein and in the Schedule hereto, to obtain a Loan, Borrower shall make a request to Lender by facsimile, telephone, or electronic mail. Loan requests received after 12:00 PM (Central Time) will not be considered by Lender until the next Business Day. Lender may rely on any facsimile, electronic mail or telephone request for a Loan given by a person whom Lender believes is an authorized representative of Borrower, and Borrower will indemnify Lender for any loss Lender suffers as a result of that reliance. Each Loan request shall be supported by the documentation required in section 3.2 of the Schedule and subsection 7(a) of the Schedule. All Loans shall be made pursuant to the funding mechanisms set forth in Section 3 of the Schedule, and with respect to Loans for the purchase of Inventory from Ingram Micro Inc. (“Ingram”), the additional advance funding mechanism contained in

Section 2 of that certain Intercreditor Agreement between Ingram and Lender, of even or approximate date herewith (the “Ingram Intercreditor”).

2.  SECURITY INTEREST. To secure the payment and performance of all of the Obligations when due, Borrower hereby grants to Lender a security interest in all of the following (collectively, the “Collateral”):  all right, title and interest of Borrower in and to all of the following, whether now owned or hereafter arising or acquired and wherever located: all Accounts; all Inventory; all Equipment; all Deposit Accounts; all General Intangibles (including without limitation all Payment Intangibles and Intellectual Property); all Investment Property; all Other Property; all Other Equipment; and any and all claims, rights and interests in any of the above, and all guaranties and security for any of the above, and all substitutions and replacements for, additions, accessions, attachments, accessories, and improvements to, and proceeds  (including proceeds of any insurance policies, proceeds of proceeds and claims against third parties) of, any and all of the above, and all Borrower’s books relating to any and all of the above.

3.  REPRESENTATIONS, WARRANTIES AND COVENANTS OF BORROWER.

In order to induce Lender to enter into this Agreement and to make Loans, Borrower represents and warrants to Lender as follows, and Borrower covenants that the following representations will continue to be true, and that Borrower will at all times comply with all of the following covenants, throughout the term of this Agreement and until all Obligations have been paid and performed in full:

3.1  Corporate Existence and Authority.  Borrower is and will continue to be, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization.  Borrower is and will continue to be qualified and licensed to do business in all jurisdictions in which any failure to do so would result in a Material Adverse Change.  The execution, delivery and performance by Borrower of this Agreement, and all other documents contemplated hereby (i) have been duly and validly authorized, (ii) are enforceable against Borrower in accordance with their terms (except as enforcement may be limited by equitable principles and by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to creditors' rights generally), and (iii) do not violate Borrower’s articles or certificate of formation or incorporation, or Borrower’s by-laws, Borrower’s partnership agreement or operating agreement (as the case may be), or any law or any  material agreement or instrument which is binding upon Borrower or its property, and (iv) do not constitute grounds for acceleration of any indebtedness or obligation under any agreement or instrument which is binding upon Borrower or its property.

3.2  Name; Trade Names and Styles.  The name of Borrower set forth in the heading to this Agreement is its correct name.  Listed in the Representations are all prior names of Borrower and all of Borrower’s present and prior trade names.  Borrower shall give Lender 30 days' prior written notice before changing its name or doing business under any other name.  Borrower has complied, and will in the future comply, in all material respects, with all laws relating to the conduct of business under a fictitious business name.

3.3  Place of Business; Location of Collateral. The address set forth in the heading to this Agreement is Borrower's chief executive office.  In addition, Borrower has places of business and Collateral is located only at the locations set forth in the Borrower Disclosure Schedule, attached hereto as Exhibit B, and incorporated herein by reference. Borrower will give Lender at least 30 days prior written notice before opening any additional place of business, changing its chief executive office, or moving any of the Collateral to a location other than Borrower’s Address or one of the locations set forth in the Representations, without Lender’s prior written consent.

3.4  Title to Collateral; Perfection; Permitted Liens.

(a)  Borrower is now, and will at all times in the future be, the sole owner of all the Collateral, except for items of Equipment which are leased to Borrower.

Loan and Security Agreement

The Collateral now is and will remain free and clear of any and all liens, charges, security interests, encumbrances and adverse claims, except for Permitted Liens.  Lender now has, and will continue to have, a first-priority perfected and enforceable security interest in all of the Collateral, subject only to Permitted Liens, and Borrower will at all times defend Lender and the Collateral against all claims of others.

(b)Borrower has set forth in the Borrower Disclosure Schedule all of Borrower’s Deposit Accounts, and Borrower will give Lender five Business Days advance written notice before establishing any new Deposit Accounts and, if requested by Lender, will cause the institution where any such new Deposit Account is maintained to execute and deliver to Lender a control agreement in form sufficient to perfect Lender’s security interest in the Deposit Account and otherwise satisfactory to Lender in its good faith business judgment.

(c) In the event that Borrower shall at any time after the date hereof have any commercial tort claims against others, which it is asserting or intends to assert, and in which the potential recovery exceeds $25,000, Borrower shall promptly notify Lender thereof in writing and provide Lender with such information regarding the same as Lender shall request.  Such notification to Lender shall constitute a grant of a security interest in the commercial tort claim and all proceeds thereof to Lender, and Borrower shall execute and deliver all such documents and take all such actions as Lender shall request in connection therewith.

(d) None of the Collateral now is or will be affixed to any real property in such a manner, or with such intent, as to become a fixture.  Borrower is not and will not become a lessee under any real property lease pursuant to which the lessor may obtain any rights in any of the Collateral and no such lease now prohibits, restrains, impairs or will prohibit, restrain or impair Borrower's right to remove any Collateral from the leased premises.  Whenever any Collateral is located upon real property in which any third party has an interest, Borrower shall, whenever requested by Lender, cause such third party to execute and deliver to Lender, in form acceptable to Lender, such waivers and subordinations as Lender shall specify.  Borrower will keep in full force and effect, and will comply with all terms of, any lease of real property where any of the Collateral now or in the future may be located.

3.5  Maintenance of Collateral. Borrower will maintain the Collateral in good working condition (ordinary wear and tear excepted), and Borrower will not use the Collateral for any unlawful purpose.  Borrower will immediately advise Lender in writing of any material loss or damage to the Collateral.

3.6  Books and Records.  Borrower has maintained and will maintain at Borrower's Address complete and accurate books and records, comprising an accounting system in accordance with GAAP.

3.7  Financial Condition, Statements and Reports.  All financial statements now or in the future delivered to Lender have been, and will be, prepared in conformity with GAAP and now and in the future will fairly present the results of operations and financial condition of Borrower, in accordance with GAAP, at the times and for the periods therein stated.  Between the last date covered by any such statement provided to Lender and the date hereof, there has been no Material Adverse Change.

3.8  Tax Returns and Payments; Pension Contributions.  Borrower has timely filed, and will timely file, all required tax returns and reports, and Borrower has timely paid, and will timely pay, all foreign, federal, state and local taxes, assessments, deposits and contributions now or in the future owed by Borrower.  Borrower may, however, defer payment of any contested taxes, provided that Borrower (i) in good faith contests Borrower's obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (ii) notifies Lender in writing of the commencement of, and any material development in, the proceedings, and (iii) posts bonds or takes any other steps required to keep the contested taxes from becoming a lien upon any of the Collateral.  Borrower is unaware of any claims or adjustments proposed for any of Borrower's prior tax years which could result in additional taxes becoming

Loan and Security Agreement

due and payable by Borrower.  Borrower has paid, and shall continue to pay all amounts necessary to fund all present and future pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not and will not withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including, if applicable, any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

3.9  Compliance with Law.  Borrower has complied, and will comply, in all respects, with all provisions of all foreign, federal, state and local laws and regulations applicable to Borrower, including, but not limited to, those relating to Borrower's ownership of real or personal property, the conduct and licensing of Borrower's business, and all environmental matters.

3.10  Litigation.  There is no claim, suit, litigation, proceeding or investigation pending or threatened against or affecting Borrower in any court or before any governmental agency (or any basis therefor known to Borrower) for which the amount at issue is in excess of $50,000 (“Material Claim”) other than those identified in the Borrower Disclosure Schedule, attached hereto.  Borrower will promptly inform Lender in writing of any future Material Claims threatened or instituted against Borrower.

3.11  Use of Proceeds.  All proceeds of all Loans shall be used solely for the purchase of goods and other uses approved by Lender.  Borrower is not purchasing or carrying any “margin stock” (as defined in Regulation G of the Board of Governors of the Federal Reserve System) and no part of the proceeds of any Loan will be used to purchase or carry any “margin stock” or to extend credit to others for the purpose of purchasing or carrying any “margin stock.”

4.  Accounts/INVENTORY.

4.1	Representations Relating to Accounts; Representations Relating to Inventory.

(a)Borrower represents and warrants to Lender as follows:  Each Account shall, on the date each Loan is requested and made, (i) represent an undisputed bona fide existing unconditional obligation of the Account Debtor created by the sale, delivery, and acceptance of goods or the rendition of services, or the non-exclusive licensing of Intellectual Property, in the ordinary course of Borrower's business, and (ii) meet the Minimum Eligibility Requirements set forth in Section 8 below.

(b)Borrower represents and warrants to Lender that the Inventory: (i) is of good and merchantable quality, free from defects; and (ii) meets the meet the Minimum Eligibility Requirements set forth in Section 8 below.

4.2  Representations Relating to Documents and Legal Compliance.  Borrower represents and warrants to Lender as follows:  All statements made and all unpaid balances appearing in all invoices, payment applications, instruments and other documents evidencing the Accounts are and shall be true and correct and all such invoices, payment applications, instruments and other documents and all of Borrower's books and records are and shall be genuine and in all respects what they purport to be.  All sales and other transactions underlying or giving rise to each Account shall comply in all material respects with all applicable laws and governmental rules and regulations.  To the best of Borrower’s knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all Accounts are and shall be genuine, and all such documents, instruments and agreements are and shall be legally enforceable in accordance with their terms.

4.3  Schedules and Documents relating to Accounts. Borrower shall deliver to Lender transaction reports and schedules of collections, as provided in the Schedule, on Lender's standard forms; provided, however, that Borrower's failure to execute and deliver the same shall not affect or limit Lender's security interest and other rights in all of Borrower's Accounts, nor shall Lender's failure to advance or lend against a specific Account affect or limit Lender's security interest and other rights therein. If requested by Lender, Borrower shall furnish Lender

Loan and Security Agreement

with copies (or, at Lender's request, originals) of all contracts, orders, invoices, payment applications, and other similar documents, and all shipping instructions, delivery receipts, bills of lading, and other evidence of delivery, for any goods the sale or disposition of which gave rise to such Accounts, and Borrower warrants the genuineness of all of the foregoing.  Borrower shall also furnish to Lender an aged accounts receivable trial balance as provided in the Schedule.  In addition, Borrower shall deliver to Lender, on its request, the originals of all instruments, chattel paper, security agreements, guarantees and other documents and property evidencing or securing any Accounts, in the same form as received, with all necessary endorsements, and copies of all credit memos.

4.4  Intentionally Deleted.

4.5. Intentionally Deleted.

4.6  Disputes. Borrower shall notify Lender promptly of all disputes or claims relating to Accounts where the dispute concerns an amount in excess of $50,000.  Borrower shall not forgive (completely or partially), compromise or settle any such disputed Accounts for less than payment in full, or agree to do any of the foregoing, without the prior written consent of Lender.

4.7  Returns.  Provided no Event of Default has occurred and is continuing, if any Account Debtor returns any Inventory to Borrower, Borrower shall promptly determine the reason for such return and promptly issue a credit memorandum to the Account Debtor in the appropriate amount.

4.8  Intentionally Deleted.

4.9  No Liability. Lender shall not be responsible or liable for any shortage or discrepancy in, damage to, or loss or destruction of, any goods, the sale or other disposition of which gives rise to an Account, or for any error, act, omission, or delay of any kind occurring in the settlement, failure to settle, collection or failure to collect any Account, or for settling any Account in good faith for less than the full amount thereof, nor shall Lender be deemed to be responsible for any of Borrower's obligations under any contract or agreement giving rise to an Account.

5.  ADDITIONAL DUTIES OF BORROWER.

5.1  Financial and Other Covenants.  If Applicable, Borrower shall at all times comply with the financial and other covenants set forth in the Schedule.

5.2  Insurance.  Borrower shall, at all times insure all of the tangible personal property Collateral and carry such other business insurance, with insurers reasonably acceptable to Lender, in such form and amounts as Lender may require in its good faith business judgment, and Borrower shall provide evidence of such insurance to Lender.  All such insurance policies shall name Lender as the exclusive loss payee, and shall contain a lenders loss payee endorsement in form reasonably acceptable to Lender.  Upon receipt of the proceeds of any such insurance, Lender shall apply such proceeds in reduction of the Obligations as Lender shall determine in its good faith business judgment.  If Borrower fails to provide or pay for any insurance, Lender may, but is not obligated to, obtain the same at Borrower's expense.  Borrower shall promptly deliver to Lender copies of all material reports made to insurance companies.

5.3  Reports.  Borrower, at its expense, shall provide Lender with the written reports set forth in the Schedule, and such other written reports with respect to Borrower  as Lender shall from time to time specify in its good faith business judgment.

5.4  Access to Collateral, Books and Records/Site Visits.  At reasonable times, and on one Business Day’s notice, Lender, or its agents, shall have the right to inspect the Collateral, and the right to audit and copy Borrower's books and records. Such inspections or audits shall be conducted no more often than twice during each calendar year, but nothing herein restricts Lender’s right to conduct such audits more frequently if (i) Lender believes that it is advisable to do so in Lender’s good faith business judgment, or (ii) Lender believes in good faith that a Default or Event of Default has occurred.  The foregoing inspections and audits shall be at Borrower’s expense and the charge therefor shall be

Loan and Security Agreement

$1,250 per person per day (or such higher amount as shall represent Lender’s then current standard charge for the same), plus reasonable out-of-pocket expenses.

5.5  Negative Covenants.  Except as may be permitted in the Schedule, Borrower shall not, without Lender's prior written consent (which shall be a matter of its good faith business judgment), do any of the following:

(i)merge or consolidate with another corporation or entity;

(ii)acquire any assets, except in the ordinary course of business;

(iii)enter into any other transaction outside the ordinary course of business;

(iv)sell or transfer any Collateral, except for the sale of finished Inventory in the ordinary course of Borrower's business;

(v)store any Inventory or other Collateral with any warehouseman or other third party, unless, upon Lender’s request to Borrower, such third party or warehouseman has entered into a lien subordination agreement with Lender, acceptable to Lender in its good faith business judgment;

(vi)sell any Inventory on a sale-or-return, guaranteed sale, consignment, or other contingent basis, without the prior written consent of Lender;

(vii)make any loans of any money or other assets or make any other Investments, other than Permitted Investments;

(viii)  make any cash or capital contributions to Affiliates;

(ix) satisfy by payment any loans or other monetary obligations to any Affiliate, without the prior written consent of Lender;

(x)create, incur, assume or permit to be outstanding any Indebtedness other than (a) the Obligations, and (b) trade payables and other contractual obligations to suppliers and customers incurred in the ordinary course of business;

(xi)guarantee or otherwise become liable with respect to the obligations of another party or entity;

(xii)pay or declare any dividends on, or distributions with respect to Borrower's stock (except for dividends payable solely in stock of Borrower), or make any other distributions, directly or indirectly, with respect to any equity interest in Borrower;

(xiiii) redeem, retire, purchase or otherwise acquire, directly or indirectly, any of Borrower's stock or other equity securities;

(xiv) sell or further encumber, assign, lien or otherwise create any new security interest in any real or personal property owned by Borrower;

(xv)engage, directly or indirectly, in any business other than the businesses currently engaged in by Borrower or reasonably related thereto; or

(xvi)dissolve or elect to dissolve; or

(xvii) make any Capital Expenditures exceeding $100,000, in the aggregate, in any fiscal year.

Transactions permitted by the foregoing provisions of this Section are only permitted if no Default or Event of Default has occurred and is continuing, or would occur as a result of such transaction.

5.6  Litigation Cooperation.  Should any third-party suit or proceeding be instituted by or against Lender with respect to any Collateral or relating to Borrower, Borrower shall, without expense to Lender, make available Borrower and its officers, employees and agents and Borrower's books and records, to the extent that Lender may deem them reasonably necessary in order to prosecute or defend any such suit or proceeding.

5.7	Notification of Changes. Borrower will promptly notify Lender in writing of (i) any change in its officers, members, or directors, and (ii) any Material Adverse Change.

5.8  Further Assurances.  Borrower agrees, at its expense, on request by Lender, to execute all documents and take all actions, as Lender, may, in its good faith business judgment, deem necessary or useful in order to perfect and maintain Lender's perfected first-priority security interest in the

Loan and Security Agreement

Collateral (subject only to Permitted Liens), and in order to fully consummate the transactions contemplated by this Agreement.

6.   TERM.

6.1  Maturity Date.  This Agreement shall continue in effect until the maturity date set forth on the Schedule (the “Maturity Date”), subject to Section 6.3 below.

6.2  Early Termination.

(a)

Early Termination by Lender.  This Agreement may be terminated prior to the Maturity Date by Lender, at any time, upon ninety (90) days prior written notice to Borrower, or by Lender, without notice, effective immediately, if an Event of Default has occurred or is continuing.

(b) No Prepayment Penalties.  Borrower shall have the right to prepay the full amount of any unpaid principal and accrued interest due under this Agreement, at any time without any penalty.

6.3  Payment of Obligations.  On the Maturity Date or on any earlier effective date of termination, Borrower shall pay and perform in full all Obligations, whether evidenced by installment notes or otherwise, and whether or not all or any part of such Obligations are otherwise then due and payable. Notwithstanding any termination of this Agreement, all of Lender's security interests in all of the Collateral and all of the terms and provisions of this Agreement shall continue in full force and effect until all Obligations have been paid and performed in full; provided that Lender may, in its sole discretion, refuse to make any further Loans after termination.  No termination shall in any way affect or impair any right or remedy of Lender, nor shall any such termination relieve Borrower of any Obligation to Lender, until all of the Obligations have been paid and performed in full.  Upon payment and performance in full of all the Obligations, termination of this Agreement, and execution and delivery by Borrower to Lender of a general release on Lender’s standard form, attached hereto as Exhibit A, Lender shall promptly terminate its financing statements with respect to the Borrower and deliver to Borrower such other documents as may be required to fully terminate Lender's security interests. Notwithstanding any such termination, the indemnity provisions of this Agreement shall continue in full force and effect.

7.  EVENTS OF DEFAULT AND REMEDIES.

7.1  Events of Default.  The occurrence of any of the following events shall constitute an “Event of Default” under this Agreement, and Borrower shall give Lender immediate written notice thereof:

(a)

Any warranty, representation, statement, report or certificate made or delivered to Lender by Borrower or any of Borrower's officers, members, employees or agents, now or in the future, shall be untrue or misleading in a material respect when made or deemed to be made; or

(b)	Borrower shall fail to pay when due any Loan or any interest thereon or any other monetary Obligation; or

(c) Borrower shall fail to pay any Indebtedness when due;

(d)	the total Loans and other Obligations outstanding at any time shall exceed the Credit Limit; or
(e)

Borrower shall fail to comply with any of the financial covenants set forth in the Schedule, or shall fail to perform any other non-monetary Obligation which by its nature cannot be cured, or shall fail to permit Lender to conduct an inspection or audit as specified in Section 5.4 hereof; or

(f)	Borrower shall fail to perform any other non-monetary Obligation, which failure is not cured within five Business Days after the date due; or
(g)	any levy, assessment, attachment, seizure, lien or encumbrance (other than a Permitted Lien) is made on all or any part of the Collateral; or
(h)

any default or event of default occurs under any obligation secured by a Permitted Lien, which is not cured within any applicable cure period or waived in writing by the holder of the Permitted Lien; or

(i)	Borrower breaches any material contract or obligation, which has resulted or in Lender’s good

Loan and Security Agreement

faith business judgment may reasonably be expected to result in a Material Adverse Change; or
(j)

Dissolution, termination of existence, temporary or permanent suspension of business, insolvency or business failure of Borrower or any Guarantor; or appointment of a receiver, trustee or custodian, for all or any part of the property of, assignment for the benefit of creditors by, or the commencement of any proceeding by Borrower or any Guarantor under any reorganization, bankruptcy, insolvency, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, now or in the future in effect

(k)

the commencement of any proceeding against Borrower or any Guarantor under any reorganization, bankruptcy, insolvency, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, now or in the future in effect; or

(l)	revocation or termination of, or limitation or denial of liability upon, any guaranty of the Obligations or any attempt to do any of the foregoing, or death of any Guarantor; or
(m)

revocation or termination of, or limitation or denial of liability upon, any pledge of any certificate of deposit, securities or other property or asset of any kind pledged by any third party to secure any or all of the Obligations, or any attempt to do any of the foregoing, or commencement of proceedings by or against any such third party under any bankruptcy or insolvency law; or

(n)

Borrower makes any payment on account of any indebtedness or obligation which has been subordinated to the Obligations other than as permitted in the applicable subordination agreement, or if any Person who has subordinated such indebtedness or obligations terminates or in any way limits his subordination agreement; or

(o)

there shall be a change in the record or beneficial ownership of an aggregate of more than 20% of the outstanding shares of stock of, or equity ownership interest in, Borrower, in one or more transactions, compared to the ownership of the same in effect on the date hereof, without the prior written consent of Lender; or

(p)

there shall be a change in the President or Chief Executive Officer, and such person is not replaced with another person acceptable to Lender in its good faith business judgment within 30 days thereafter; or

(q)

Borrower shall generally not pay its debts as they become due, or Borrower shall conceal, remove or transfer any part of its property, with intent to hinder, delay or defraud its creditors, or make or suffer any transfer of any of its property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or

(r)	a Material Adverse Change shall occur.

Lender may cease making any Loans hereunder during any of the above cure periods, and thereafter if an Event of Default has occurred and is continuing.

7.2  Remedies.  Upon the occurrence and during the continuance of any Event of Default, Lender, at its option, and without notice or demand of any kind (all of which are hereby expressly waived by Borrower), may do any one or more of the following: (a) Cease making Loans or otherwise extending credit to Borrower under this Agreement or any other Loan Document; (b) Accelerate and declare all or any part of the Obligations to be immediately due, payable, and performable, notwithstanding any deferred or installment payments allowed by any instrument or agreement evidencing or relating to any Obligation; (c) Take possession of any or all of the Collateral wherever it may be found, and for that purpose Borrower hereby authorizes Lender without judicial process to enter onto any of Borrower's premises without interference to search for, take possession of, keep, store, or remove any of the Collateral, and remain on the premises or cause a custodian to remain on the premises in exclusive control thereof, without charge for so long as Lender deems it necessary, in its good faith business judgment, in order to complete the enforcement of its rights under this Agreement or any other agreement; provided, however, that should Lender seek to take possession of any of the Collateral by court process, Borrower hereby irrevocably waives: (i) any bond and any surety or

Loan and Security Agreement

security relating thereto required by any statute, court rule or otherwise as an incident to such possession; (ii) any demand for possession prior to the commencement of any suit or action to recover possession thereof; and (iii) any requirement that Lender retain possession of, and not dispose of, any such Collateral until after trial or final judgment; (d) Require Borrower to assemble any or all of the Collateral and make it available to Lender at places designated by Lender which are reasonably convenient to Lender and Borrower, and to remove the Collateral to such locations as Lender may deem advisable; (e) Complete the processing, manufacturing or repair of any Collateral prior to a disposition thereof and, for such purpose and for the purpose of removal, Lender shall have the right to use Borrower's premises, vehicles, hoists, lifts, cranes, and other Equipment and all other property without charge; (f) Sell, lease or otherwise dispose of any of the Collateral, in its condition at the time Lender obtains possession of it or after further manufacturing, processing or repair, at one or more public and/or private sales, in lots or in bulk, for cash, exchange or other property, or on credit, and to adjourn any such sale from time to time without notice other than oral announcement at the time scheduled for sale.  Lender shall have the right to conduct such disposition on Borrower's premises without charge, for such time or times as Lender deems reasonable, or on Lender's premises, or elsewhere and the Collateral need not be located at the place of disposition.  Lender may directly or through any affiliated company purchase or lease any Collateral at any such public disposition, and if permissible under applicable law, at any private disposition.  Any sale or other disposition of Collateral shall not relieve Borrower of any liability Borrower may have if any Collateral is defective as to title or physical condition or otherwise at the time of sale; (g) Demand payment of, and collect any Accounts and General Intangibles comprising Collateral and, in connection therewith, Borrower irrevocably authorizes Lender to endorse or sign Borrower's name on all collections, receipts, instruments and other documents, to take possession of and open mail addressed to Borrower and remove therefrom payments made with respect to any item of the Collateral or proceeds thereof, and, in Lender's good faith business judgment, to grant extensions of time to pay, compromise claims and settle Accounts and the like for less than face value; and (h) Demand and receive possession of any of Borrower's federal and state income tax returns and the books and records utilized in the preparation thereof or referring thereto.  All reasonable attorneys' fees, expenses, costs, liabilities and obligations incurred by Lender with respect to the foregoing shall be added to and become part of the Obligations, shall be due on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations.  Without limiting any of Lender's rights and remedies, from and after the occurrence and during the continuance of any Event of Default, the Obligations shall accrue interest at the Default Rate.

7.3  Standards for Determining Commercial Reasonableness.  Borrower and Lender agree that a sale or other disposition (collectively, “sale”) of any Collateral which complies with the following standards will conclusively be deemed to be commercially reasonable:  (i) Notice of the sale is given to Borrower at least ten days prior to the sale, and, in the case of a public sale, notice of the sale is published at least five days before the sale in a newspaper of general circulation in the county where the sale is to be conducted; (ii) Notice of the sale describes the collateral in general, non-specific terms; (iii) The sale is conducted at a place designated by Lender, with or without the Collateral being present; (iv) The sale commences at any time between 8:00 a.m. and 6:00 p.m., Central Time;  (v) Payment of the purchase price in cash or by cashier’s check or wire transfer, or by deferred payment obligation acceptable to Lender in its discretion, is required; (vi) With respect to any sale of any of the Collateral, Lender may (but is not obligated to) direct any prospective purchaser to ascertain directly from Borrower any and all information concerning the same.  Lender shall be free to employ other methods of noticing and selling the Collateral, in its discretion, if they are commercially reasonable.

Loan and Security Agreement

7.4  Power of Attorney.  Without limiting Lender’s other rights and remedies, Borrower grants to Lender an irrevocable power of attorney coupled with an interest, authorizing and permitting Lender (acting through any of its employees, attorneys or agents) at any time, at its option, but without obligation, with or without notice to Borrower, and at Borrower's expense, to do any or all of the following, in Borrower's name or otherwise:  (a) Execute on behalf of Borrower any documents that Lender may, in its good faith business judgment, deem advisable in order to perfect and maintain Lender's security interest in the Collateral, or in order to exercise a right of Borrower or Lender, or in order to fully consummate all the transactions contemplated under this Agreement, and all other Loan Documents; (b) Execute on behalf of Borrower, any invoices relating to any Account, any draft against any Account Debtor and any notice to any Account Debtor, any proof of claim in bankruptcy, any Notice of Lien, claim of mechanic's, materialman's or other lien, or assignment or satisfaction of mechanic's, materialman's or other lien; (c) Take control in any manner of any cash or non-cash items of payment or proceeds of Collateral; endorse the name of Borrower upon any instruments, or documents, evidence of payment or Collateral that may come into Lender's possession; (d) Endorse all checks and other forms of remittances received by Lender; (e) Pay, contest or settle any offset, lien, charge, encumbrance, security interest and adverse claim in or to any of the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; (f) Grant extensions of time to pay, compromise claims and settle Accounts and General Intangibles for less than face value and execute all releases and other documents in connection therewith; (g) Pay any sums required on account of Borrower's taxes or to secure the release of any liens therefor, or both; (h) Settle and adjust, and give releases of, any insurance claim that relates to any of the Collateral and obtain payment therefor; (i) Instruct any third party having custody or control of any books or records belonging to, or relating to, Borrower to give Lender the same rights of access and other rights with respect thereto as Lender has under this Agreement; (j) Take any action or pay any sum required of Borrower pursuant to this Agreement and any other Loan Documents; (k) With regards to Accounts, at Borrower’s expense, to ask, demand, collect, sue for, settle, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Accounts;  (l) To file, at Borrower’s expense, any claims or take any action or institute any proceedings which Lender may deem necessary or desirable for the collection of any of the Accounts or any of the collateral securing payment of the Accounts or otherwise to enforce the rights of Borrower with respect to the Accounts.  Any and all reasonable sums paid and any and all reasonable costs, expenses, liabilities, obligations and attorneys' fees incurred by Lender with respect to the foregoing shall be added to and become part of the Obligations, shall be payable on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations.  In no event shall Lender's rights under the foregoing power of attorney or any of Lender's other rights under this Agreement be deemed to indicate that Lender is in control of the business, management or properties of Borrower.

7.5  Application of Proceeds.  All proceeds realized as the result of any sale of the Collateral shall be applied by Lender to the Obligations, in such order as Lender shall determine in its sole discretion.  Any surplus shall be paid to Borrower or other persons legally entitled thereto; Borrower shall remain liable to Lender for any deficiency.  If, Lender, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Lender shall have the option, exercisable at any time, in its good faith business judgment, of either reducing the Obligations by the principal amount of purchase price or deferring the reduction of the Obligations until the actual receipt by Lender of the cash therefor.

7.6  Remedies Cumulative.  In addition to the rights and remedies set forth in this Agreement, Lender shall have all the other rights and remedies accorded a secured party under the Texas Uniform Commercial Code and under all other applicable laws, and under

Loan and Security Agreement

any other instrument or agreement now or in the future entered into between Lender and Borrower, and all of such rights and remedies are cumulative and none is exclusive.  Exercise or partial exercise by Lender of one or more of its rights or remedies shall not be deemed an election, nor bar Lender from subsequent exercise or partial exercise of any other rights or remedies.  The failure or delay of Lender to exercise any rights or remedies shall not operate as a waiver thereof, but all rights and remedies shall continue in full force and effect until all of the Obligations have been fully paid and performed.

8.	Definitions. As used in this Agreement, the following terms have the following meanings:

“Account Debtor” means the obligor on an Account.

“Accounts” means all present and future “accounts” as defined in the Texas Uniform Commercial Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all accounts receivable and other sums owing to Borrower.

“Affiliate” means, with respect to any Person, a relative, partner, shareholder, director, officer, or employee of such Person, or any parent or subsidiary of such Person, or any Person controlling, controlled by or under common control with such Person.

“Business Day” means a day on which Lender is open for business.

“Capital Expenditures” means all expenditures made and liabilities incurred for the acquisition of any fixed asset or improvement, replacement, substitution or addition thereto which has a useful life of more than one year and including, without limitation, those arising in connection with any lease of property by Borrower that, in accordance with GAAP, should be capitalized for financial reporting purposes and reflected as a liability on the balance sheet of Borrower.

“Code” means the Uniform Commercial Code as adopted and in effect in the State of Texas from time to time.

“Collateral” has the meaning set forth in Section 2 above.

“continuing” and “during the continuance of” when used with reference to a Default or Event of Default means that the Default or Event of Default has occurred and has not been either waived in writing by Lender or cured within any applicable cure period.

“Default” means any event which with notice or passage of time or both, would constitute an Event of Default.

“Default Rate” the lesser of the Maximum Legal Rate and 18.00% per annum.

“Deposit Accounts” means all present and future “deposit accounts” as defined in the Texas Uniform Commercial Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation  all general and special bank accounts, demand accounts, checking accounts, savings accounts and certificates of deposit.

“Eligible Accounts” means Accounts arising in the ordinary course of Borrower's business from the sale of material, products, or finished goods or the rendition of services, which Lender, in its sole and absolute discretion, shall deem eligible for borrowing.  Without limiting the fact that the determination of which Accounts are eligible for borrowing is a matter of Lender’s discretion, the following (the “Minimum Eligibility Requirements”) are the minimum requirements for an Account to be an Eligible Account:

(i) the Account must not be outstanding for more than sixty (60) days from its due date or aged more than ninety (90) days from the invoice date (the “Eligibility Period”);

(ii) the payment terms for the Account shall be equal to or less than thirty (30) days from the invoice date (unless pre-approved by Lender in its discretion in writing, or backed by a letter of credit satisfactory to Lender);

(iii)	the Account must represent goods or merchandise that has been delivered and accepted by the Account Debtor or services that have been fully

Loan and Security Agreement

performed by the Borrower, and furnished to and accepted by Account Debtor and must not represent work-in-progress, progress billings, or be due under a fulfillment or requirements contract with the Account Debtor;

(iv)

the Account must not be subject to any contingencies (including Accounts arising from sales on consignment, guaranteed sale or other terms pursuant to which payment by the Account Debtor may be conditional),

(v)	the Account must not be owing from an Account Debtor with whom Borrower has any dispute (whether or not relating to the particular Account),
(vi)	the Account must not be owing from an Affiliate of Borrower,
(vii)

the Account must not be owing from an Account Debtor which is subject to any insolvency or bankruptcy proceeding, or whose financial condition is not acceptable to Lender, or which, fails or goes out of a material portion of its business,

(viii)

the Account must not be owing from the United States or any department, agency or instrumentality thereof (unless there has been compliance, to Lender’s satisfaction, with the United States Assignment of Claims Act),

(ix)

the Account must not be owing from an Account Debtor located outside the United States (unless pre-approved by Lender in its discretion in writing, or backed by a letter of credit satisfactory to Lender),

(x)

the Account must not be owing from an Account Debtor to whom Borrower is or may be liable for goods purchased from such Account Debtor or otherwise (but, in such case, the Account will be deemed not eligible only to the extent of any amounts owed by Borrower to such Account Debtor),

(xi)	the Account must not constitute a retention billing/invoice;
(xii)	the Account must not be assigned for collection or designated for such assignment, or an Account for which Lender in its good faith business judgment determines collection to be doubtful;
(xiii)	the Account must not be for C.O.D., cash in advance, or similar terms;

(xiv) Accounts owing from one Account Debtor will not be deemed Eligible Accounts to the extent they exceed 25.00% (“Concentration”) of the total Accounts outstanding (unless pre-approved by Lender in its discretion in writing, or backed by a letter of credit satisfactory to Lender).  Concentrations under this subsection (xiv) are subject to revision from time to time in Lender’s good faith business judgment;

(xv) In addition, if more than 25.00% of the Accounts owing from an Account Debtor are outstanding for a period longer than their Eligibility Period (without regard to unapplied credits) or are otherwise not eligible Accounts, then all Accounts owing from that Account Debtor will be deemed ineligible for borrowing.

Lender may, from time to time, in its sole and absolute discretion, revise the Minimum Eligibility Requirements, upon written notice to Borrower.

“Eligible Inventory” means Inventory which Lender, in its sole and absolute discretion, deems eligible for borrowing.  Without limiting the fact that the determination of which Inventory is eligible for borrowing is a matter of Lender’s discretion, the following are the minimum requirements for Inventory to be  Eligible Inventory: (i) the Inventory must consist of raw material and finished goods, in good, new and salable condition, not be perishable, not be obsolete or unmerchantable, and not be comprised of work in process, packaging and shipping materials or supplies; (ii) the Inventory must meet all applicable governmental standards; (iii) the Inventory must have been manufactured in compliance with the Fair Labor Standards Act; (iv) the Inventory must conform in all respects to the warranties and representations set forth in this Agreement; (v) the Inventory must be at all times subject to Lender's duly perfected, first priority security interest; (vi) the Inventory must be situated at Borrower’s Address or at one of Borrower’s domestic locations set forth in the Representations; (vii) the Inventory must not be located on real

Loan and Security Agreement

property leased by Borrower or in a contract warehouse, in each case, (A) unless either (1) it is subject to a landlord agreement or bailee agreement in favor of Lender executed by the lessor, warehouseman, or other third party, as the case may be, or (2) a Reserve, in an amount satisfactory to (and in the good faith business judgment of) Lender, in respect of the Inventory at such location has been established by Lender,  and (B) unless it is segregated or otherwise separately identifiable from goods of others (including any Guarantor), if any, stored on the premises; (viii) the Inventory must not be “slow-moving” (including without limitation, for purposes of this clause (viii), any Inventory held in excess of 180 days; (ix) Borrower must have good, valid, and marketable title to such Inventory; (x) the Inventory must not consist of restrictive or custom items, or goods that constitute spare parts, supplies used or consumed in Borrower’s business, bill and hold goods, defective goods, “seconds,” or Inventory acquired on consignment; and (xi) the Inventory must not consist of Inventory in-transit from one location of Borrower to another location of Borrower.

“Equipment” means all present and future “equipment” as defined in the Texas Uniform Commercial Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“Event of Default” means any of the events set forth in Section 7.1 of this Agreement.

“GAAP” means generally accepted accounting principles consistently applied.

“General Intangibles” means all present and future “general intangibles” as defined in the Texas Uniform Commercial Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all Intellectual Property, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“good faith business judgment” means honesty in fact and the observance of reasonable commercial standards of fair dealing (as defined in Section 1.201 of the Code) in the exercise of Lender’s business judgment.

“Guarantor” means any Person who has guaranteed, or in the future guarantees, any of the Obligations.

“including” means including (but not limited to).

“Indebtedness” means all of Borrower's present and future obligations, liabilities, debts, claims and indebtedness, contingent, fixed or otherwise, however evidenced, created, incurred, acquired, owing or arising, whether under written or oral agreement, operation of law or otherwise to any Person, and includes, without limiting the foregoing (i) the Obligations, (ii) obligations and liabilities of any Person secured by a lien, claim, encumbrance or security interest upon property owned by Borrower, even though Borrower has not assumed or become liable therefor, (iii) obligations and liabilities created or arising under any lease (including capital leases) or conditional sales contract or other title retention agreement with respect to property used or acquired by Borrower, even though the rights and remedies of the lessor, seller or lender are limited to repossession (including, without limitation, the Sale-Leaseback Transaction), (iv) all unfunded pension fund obligations and liabilities and (v) deferred taxes.

“Intellectual Property” means all present and future (a) copyrights, copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished, (b) trade secret rights, including all rights to unpatented inventions and know‑how, and confidential information; (c) mask work or similar rights available for the protection of semiconductor chips; (d) patents,

Loan and Security Agreement

patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same; (e) trademarks, servicemarks, trade styles, and trade names, whether or not any of the foregoing are registered, and all applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by any such trademarks; (f) computer software and computer software products; (g) designs and design rights; (h) technology; (i) all claims for damages by way of past, present and future infringement of any of the rights included above; and (j) all licenses or other rights to use any property or rights of a type described above.

“Inventory” means all present and future “inventory” as defined in the Texas Uniform Commercial Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation  all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” means any beneficial ownership interest in any Person (including stock, securities, partnership interest, limited liability company interest, or other interests), and any loan, advance or capital contribution to any Person, including the creation or capital contribution to an wholly-owned or partially-owned subsidiary)

“Investment Property” means all present and future investment property, securities, stocks, bonds, debentures, debt securities, partnership interests, limited liability company interests, options, security entitlements, securities accounts, commodity contracts, commodity accounts, and all financial assets held in any securities account or otherwise, and all options and warrants to purchase any of the foregoing, wherever located, and all other securities of every kind, whether certificated or uncertificated.

“Loan Documents” means, collectively, this Agreement, any Guaranty, any Subordination Agreement, the Representations, and all other present and future documents, instruments and agreements between Lender and Borrower (or Guarantor, if applicable), including, but not limited to those relating to this Agreement, and all amendments and modifications thereto and replacements therefor.

“Material Adverse Change” means any of the following: (i) a material adverse change in the business, operations, or financial or other condition of the Borrower, or (ii) a material impairment of the prospect of repayment of any portion of the Obligations; or (iii) a material impairment of the value or priority of Lender’s security interests in the Collateral.

“Obligations” means all present and future Loans, advances, debts, liabilities, obligations, guaranties, covenants, duties and indebtedness at any time owing by Borrower to Lender, whether evidenced by this Agreement or any note or other instrument or document, or otherwise, whether arising from an extension of credit, opening of a letter of credit, banker's acceptance, loan, guaranty, indemnification or otherwise, whether direct or indirect (including, without limitation, those acquired by assignment and any participation by Lender in Borrower's debts owing to others), absolute or contingent, due or to become due, including, without limitation, all interest, charges, expenses, fees, attorney's fees, expert witness fees, audit fees, letter of credit fees, collateral monitoring fees, closing fees, facility fees, auction fees, liquidation fees, appraisal fees, termination fees, minimum interest charges and any other sums chargeable to Borrower under this Agreement or under any other Loan Documents.

“Other Equipment” is leasehold improvements, intangible property such as computer software and software licenses, equipment specifically designed or manufactured for Borrower, other intangible property, limited use property and other similar property and soft costs approved by Bank, including taxes, shipping, warranty charges, freight discounts and installation expenses.

Loan and Security Agreement

“Other Property” means the following as defined in the Texas Uniform Commercial Code in effect on the date hereof with such additions to such term as may hereafter be made, and all rights relating thereto: all present and future “commercial tort claims” (including without limitation any commercial tort claims identified in the Representations), “documents”, “instruments”, “promissory notes”, “chattel paper”, “letters of credit”, “letter-of-credit rights”, “fixtures”, “farm products” and “money”; and all other goods and personal property of every kind, tangible and intangible, whether or not governed by the Code.

“Payment” means all checks, wire transfers and other items of payment received by Lender (including proceeds of Accounts and payment of the Obligations in full) for credit to Borrower’s outstanding Loans.

“Permitted Investments” means:

(i)Investments in Subsidiaries shown on the Subsidiary Disclosure Schedule, attached hereto as Exhibit C;

(ii)Cash and cash equivalents;

(iii)Investments consisting of Deposit Accounts in which Lender has a first-priority perfected security interest; and

(iv) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

“Permitted Liens” means the following:

(i)leases of specific items of Equipment disclosed to Lender in writing;

(ii)liens for taxes not yet payable;

(iii) additional security interests and liens which are subordinate to the security interest of Lender and are consented to in writing by Lender, which consent may be withheld in its good faith business judgment; and

(iv)security interests being terminated substantially concurrently with this Agreement.

Lender will have the right to require, as a condition to its consent under subparagraph (iii) above, that the holder of the additional security interest or lien sign an intercreditor agreement on Lender’s then standard form, acknowledge that the security interest is subordinate to the security interest in favor of Lender, and agree not to take any action to enforce its subordinate security interest so long as any Obligations remain outstanding, and that Borrower agree that any uncured default in any obligation secured by the subordinate security interest shall also constitute an Event of Default under this Agreement.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, government, or any agency or political division thereof, or any other entity.

“Reserves” means, as of any date of determination, such amounts as Lender may from time to time establish and revise in its good faith business judgment, reducing the amount of Loans, and other financial accommodations which would otherwise be available to Borrower under the lending formula(s) provided in the Schedule:  (a) to reflect events, conditions, contingencies or risks which, as determined by Lender in its good faith business judgment, do or may adversely affect (i) the Collateral or any other property which is security for the Obligations or its value (including without limitation any increase in delinquencies of Accounts), (ii) the assets, business or prospects of Borrower or any Guarantor, or (iii) the security interests and other rights of Lender in the Collateral (including the enforceability, perfection and priority thereof); or (b) to reflect Lender's good faith belief that any collateral report or financial information furnished by or on behalf of Borrower or any Guarantor to Lender is or may have been incomplete, inaccurate or misleading in any material respect; or (c) in respect of any state of facts which Lender determines in good faith constitutes an Event of Default or may, with notice or passage of time or both, constitute an Event of Default.

Loan and Security Agreement

“Subsidiary” means, with respect to any Person, a Person of which more than 50% of the voting stock or other equity interests is owned or controlled, directly or indirectly, by such Person or one or more Affiliates of such Person.

Other Terms.  All accounting terms used in this Agreement, unless otherwise indicated, shall have the meanings given to such terms in accordance with GAAP, consistently applied.  All other terms contained in this Agreement, unless otherwise indicated, shall have the meanings provided by the Code, to the extent such terms are defined therein.

9. Multiple Borrower Matters.

9.1 Borrowers’ Agent.Each of Simply, Inc. and Simply Mac, Inc. agree that the term “Borrower” as used in this Agreement means each of them, both individually and collectively, as appropriate in the context in which such term is used.  Accordingly, as appropriate, the term “Borrower” as it appears in the Loan Documents shall also be read as the term “Borrowers.”  Simply, Inc. and Simply Mac, Inc. hereby appoint Simply, Inc. as the administrative borrower (the “Administrative Borrower”) and Administrative Borrower shall act under this Agreement and the other Loan Documents as, the agent, attorney-in-fact and legal representative of all Borrowers for all purposes, including requesting Loans and receiving account statements and other notices and communications to Borrowers (or any of them) from Lender.  Lender may rely, and shall be fully protected in relying, on any request for a Loan, disbursement instruction, report, information or any other notice or communication made or given by Administrative Borrower, whether in its own name, as Borrowers’ agent, or on behalf of one or more Borrowers, and Lender shall not have any obligation to make any inquiry or request any confirmation from on behalf of any other Borrower as to the binding effect on it of any such request, instruction, report, information, other notice or communication, nor shall the joint and several character of Borrowers’ obligations under the Loan Agreement and the other Loan Documents be affected, provided, that the provision of this section shall not be construed as to preclude any Borrower from taking actions permitted to be taken by a “Borrower” under the Loan Agreement or any other Loan Document.

   9.2 Joint and Several Liability. All Loans made to or for the benefit of Borrowers by Lender and all of the other Obligations of Borrowers, including all interest, fees, costs and expenses with respect thereto, shall constitute one joint and several direct and general obligation of all Borrowers.  Notwithstanding anything to the contrary contained herein or in any other Loan Document, each Borrower shall be jointly and severally, with each other Borrower, directly and unconditionally liable to Lender for all Obligations, it being understood that the Loans to each Borrower inure to the benefit of all Borrowers, and that Lender is relying on the joint and several liability of Borrowers as co-makers in extending the loans under the Loan Agreement.  Each Borrower hereby unconditionally and irrevocably agrees that upon default in the payment when due (whether at stated maturity, by acceleration or otherwise) of any principal of, or interest on, any Obligation payable to Lender it will forthwith pay the same, without notice or demand, unless such payment is then prohibited by application of law (provided such Obligation shall not be extinguished by any such prohibition).

No payment or payments made by any Borrower or any other Person or received or collected by Lender from any Borrower or any other Person by virtue of any action or proceeding or any setoff or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of each Borrower under this Agreement or any other Loan Document, and each Borrower shall remain liable for all of the other Obligations until all of the Obligations are paid in full.

9.3 Obligations Absolute.  Each Borrower agrees that the Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of Lender with respect thereto, unless such

Loan and Security Agreement

payment is prohibited by applicable law (provided such Obligation shall not be extinguished by any such prohibition).  All Obligations shall be conclusively presumed to have been created in reliance hereon.  The Obligations and other liabilities under this Agreement and the other Loan Documents shall be absolute and unconditional irrespective of; (i) any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto;  (ii) any change in the time, manner or place of payments of, or in any other term of, all or any part of the Obligations, or any other amendment or waiver thereof or any consent to departure therefrom, including any increase in the Obligations resulting from the extension of additional credit to any Borrower or otherwise; (iii) any taking, exchange, release of or non-perfection in any Collateral, or any release or amendment or waiver of or consent to departure from any guaranty for all or any of the Obligations; (iv) any change, restructuring or termination of the corporate structure or existence of any Borrower; or (v) any other circumstance which may otherwise constitute a defense available to, or a discharge of, any Borrower.  This Agreement and the other Loan Documents shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Obligations is rescinded or must otherwise be returned by Lender upon the insolvency, bankruptcy or reorganization of any Borrower or Account Debtor or otherwise, all as though such payment had not been made.

9.4. Contribution and Indemnification among Borrowers.  Each Borrower is obligated to repay the Obligations as joint and several obligors under this Agreement and the other Loan Documents.  To the extent that any Borrower shall, under this Agreement or any other Loan Document as a joint and several obligor, repay any of the Obligations constituting advances made to another Borrower or other Obligations incurred directly and primarily by any other Borrower (an “Accommodation Payment”), then, to the extent that such Borrower has not received the benefit of such repaid Obligations (whether through an inter-company loan or otherwise), the Borrower making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Borrowers in an amount, for each of such other Borrower, equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Borrower’s “Allocable Amount” (as defined below) and the denominator of which fraction is the sum of the Allocable Amounts of all of the Borrowers.  As of any date of determination, the “Allocable Amount” of each Borrower shall be equal to the greater of (i) the amount of such repaid Obligations actually received by such Borrower (whether through an inter-company loan or otherwise), and (ii) the maximum amount of liability for Accommodations Payments which could be asserted against such Borrower hereunder without (A) rendering such Borrower “Insolvent” within the meaning of Title 11 of the United States Code (the “Bankruptcy Code), Section 2 of the Uniform Fraudulent Transfer Act (the “UFTA), or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA), (B) leaving such Borrower with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code, Section 4  of the UFTA, or Section 4 of the UFCA, or (C) leaving such Borrower unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA, or Section 5 of the UFCA.  All rights and claims of contribution, indemnification and reimbursement under this paragraph shall be subordinate in right of payment to the prior payment in full of the Obligations.

   9.5 Cross Default.  This Agreement and each guaranty, pledge agreement and each other agreement, document and instrument executed and/or delivered in connection herewith shall constitute a Loan Document.  Any default or event of default or any breach of any representation, warranty, covenant or agreement by any Borrower hereunder or under any such other agreement executed and/or delivered in connection herewith shall constitute a Default under this Agreement and the other Loan Documents.

Loan and Security Agreement

9.6 Suretyship Waivers.  Each Borrower agrees that the joint and several liability of Borrowers provided

Loan and Security Agreement

for in this Agreement shall not be impaired or affected by any modification, supplementation, extension or amendment of any contract or agreement to which one or more other Borrowers is a party (other than an agreement signed by Lender specifically releasing such liability), nor by any delay, extension of time, renewal, compromise or other indulgence granted by Lender with respect to any of the Obligations, nor by any other agreements or arrangements whatever with one or more other Borrowers or with any other Person, each Borrower hereby waiving all notice of such delay, extension, release, substitution, renewal, compromise or other indulgence, and hereby consenting to be bound thereby as fully and effectually as if it had expressly agreed thereto in advance.  The liability of each Borrower is direct and unconditional as to all of the Obligations and may be enforced without requiring Lender to first resort to any other right, remedy or security.  Each Borrower hereby expressly waives promptness, diligence, notice of acceptance and any other notice (except to the extent expressly provided for in this Agreement or in another Loan Document) with respect to any of the Obligations, this Agreement or any other Loan Document and any requirement that Lender protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Borrower or any other Person or any Collateral.

10.	GENERAL PROVISIONS.

10.1 Computations. In computing interest on the Obligations, all Payments received after 2:00 Central Time on any day shall be deemed received on the next Business Day, and Payments received by Lender (including proceeds of Receivables and payment of the Obligations in full) shall be deemed applied by Lender on account of the Obligations three (3) Business Days after receipt by Lender of immediately available funds. Lender shall not be required to credit Borrower's account for the amount of any item of payment which is unsatisfactory to Lender in its good faith business judgment, and Lender may charge Borrower's loan account for the amount of any item of payment which is returned to Lender unpaid.

10.2  Application of Payments.  All payments with respect to the Obligations may be applied, and in Lender's good faith business judgment reversed and re-applied, to the Obligations, in such order and manner as Lender shall determine in its good faith business judgment.

10.3  Increased Costs and Reduced Return. If Lender shall have determined that the adoption or implementation of, or any change in, any law, rule, treaty or regulation, or any policy, guideline or directive of, or any change in, the interpretation or administration thereof by, any court, central bank or other administrative or governmental authority, or compliance by Lender with any directive of, or guideline from, any central bank or other Governmental Authority or the introduction of, or change in, any accounting principles applicable to Lender (whether or not having the force of law) shall (i) subject the Lender to any tax, duty or other charge with respect to this Agreement or any Loan made hereunder, or change the basis of taxation of payments to Lender of any amounts payable hereunder (except for taxes on the overall net income of Lender), (ii) impose, modify or deem applicable any reserve, special deposit or similar requirement against any Loan, or against assets of or held by, or deposits with or for the account of, or credit extended by, Lender, or (iii) impose on Lender any other condition regarding this Agreement or any Loan, and the result of any event referred to in clauses (i), (ii) or (iii) above shall be to increase the cost to Lender of making any Loan, or agreeing to make any Loan or to reduce any amount received or receivable by Lender, then, upon demand by Lender, the Borrower shall pay to Lender such additional amounts as will compensate Lender, or its agents, for such increased costs or reductions in amount. All amounts payable under this Section shall bear interest from the date of demand by the Lender until payment in full to the Lender at the highest interest rate applicable to the Obligations.  A certificate of the Lender claiming compensation under this Section, specifying the event herein above described and the nature of such event shall be submitted by the Lender to the Borrower, setting forth the additional amount due and an explanation of the calculation thereof, and the Lender's reasons for

Loan and Security Agreement

invoking the provisions of this Section, and the same shall be final and conclusive absent manifest error.

10.4  Charges to Accounts.  Lender may, in its discretion, require that Borrower pay monetary Obligations in cash to Lender, or charge them to Borrower’s Loan account, in which event they will bear interest at the same rate applicable to the Loans.

10.5  Monthly Accountings.  Lender may provide Borrower monthly with an account of advances, charges, expenses and payments made pursuant to this Agreement.  Such account shall be deemed correct, accurate and binding on Borrower and an account stated (except for reverses and reapplications of payments made and corrections of errors discovered by Lender), unless Borrower notifies Lender in writing to the contrary within 60 days after such account is rendered, describing the nature of any alleged errors or omissions.

10.6  Notices.  All notices to be given under this Agreement shall be in writing and shall be given either personally or by reputable private delivery service or by regular first-class mail, or certified mail return receipt requested, addressed (i) to Borrower at the address shown in the heading to this Agreement, or (ii) to Lender at the address shown in the heading to this Agreement, or (iii) for either party at any other address designated in writing by one party to the other party. All notices shall be deemed to have been given upon delivery in the case of notices personally delivered, or at the expiration of one Business Day following delivery to the private delivery service, or two Business Days following the deposit thereof in the United States mail, with postage prepaid.

10.7  Severability.  Should any provision of this Agreement be held by any court of competent jurisdiction to be void or unenforceable, such defect shall not affect the remainder of this Agreement, which shall continue in full force and effect.

10.8  Integration.  This Agreement and such other written agreements, documents and instruments as may be executed in connection herewith are the final, entire and complete agreement between Borrower and Lender and supersede all prior and contemporaneous negotiations and oral representations and agreements, all of which are merged and integrated in this Agreement.  There are no oral understandings, representations or agreements between the parties which are not set forth in this Agreement or in other written agreements signed by the parties in connection herewith.  BORROWER IS NOT RELYING ON ANY prior oral or written statements, understandings, representations or agreements in entering into this loan agreement.

10.9  Waivers; Indemnity.  The failure of Lender at any time or times to require Borrower to strictly comply with any of the provisions of this Agreement or any other Loan Document shall not waive or diminish any right of Lender later to demand and receive strict compliance therewith.  Any waiver of any default shall not waive or affect any other default, whether prior or subsequent, and whether or not similar.  None of the provisions of this Agreement or any other Loan Document shall be deemed to have been waived by any act or knowledge of Lender or its agents or employees, but only by a specific written waiver signed by an authorized officer of Lender and delivered to Borrower.  Borrower waives the benefit of all statutes of limitations relating to any of the Obligations or this Agreement or any other Loan Document, and Borrower waives demand, protest, notice of protest and notice of default or dishonor, notice of payment and nonpayment, notice of intent to accelerate, notice of acceleration, release, compromise, settlement, extension or renewal of any commercial paper, instrument, account, General Intangible, document or guaranty at any time held by Lender on which Borrower is or may in any way be liable, and notice of any action taken by Lender, unless expressly required by this Agreement. Borrower hereby agrees to indemnify Lender and its affiliates, subsidiaries, parent, directors, officers, employees, agents, and attorneys, and to hold them harmless from and against any and all claims, debts, liabilities, demands, obligations, actions, causes of action, penalties, costs and expenses (including reasonable attorneys' fees), of every kind, which they may sustain or incur based upon or arising out of any of the Obligations, or any relationship or agreement between Lender and Borrower, or any other matter, relating to Borrower or the Obligations; provided that this indemnity shall not extend to damages proximately caused by the indemnitee’s own gross negligence or willful misconduct.  Notwithstanding any provision in this Agreement to the contrary, the indemnity agreement set forth in this Section shall survive any termination of this Agreement and shall for all purposes continue in full force and effect.

Loan and Security Agreement

10.10 Liability. NEITHER LENDER NOR ITS PARENT, NOR ANY OF ITS  AFFILIATES, SUBSIDIARIES, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR ATTORNEYS SHALL BE LIABLE FOR ANY CLAIMS, DEMANDS, LOSSES OR DAMAGES, OF ANY KIND WHATSOEVER, MADE, CLAIMED, INCURRED OR SUFFERED BY BORROWER OR ANY OTHER PARTY THROUGH THE ORDINARY NEGLIGENCE OF LENDER, OR ITS PARENT OR ANY OF ITS  AFFILIATES, SUBSIDIARIES, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR ATTORNEYS, BUT NOTHING HEREIN SHALL RELIEVE LENDER FROM LIABILITY FOR ITS OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. NEITHER LENDER NOR ITS PARENT, NOR ANY OF ITS  AFFILIATES, SUBSIDIARIES, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR ATTORNEYS SHALL BE RESPONSIBLE OR LIABLE TO BORROWER OR TO ANY OTHER PARTY FOR ANY INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES, INCLUDING, BUT NOT LIMITED TO, LOST PROFITS, WHICH MAY BE ALLEGED AS A RESULT OF ANY FINANCIAL ACCOMMODATION HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER THIS AGREEMENT OR AS A RESULT OF ANY OTHER ACT, OMISSION OR TRANSACTION.

10.11  Amendment.  The terms and provisions of this Agreement may not be waived or amended, except in a writing executed by Borrower and a duly authorized officer of Lender.

10.12  Time of Essence.  Time is of the essence in the performance by Borrower of each and every obligation under this Agreement.

10.13  Attorneys’ Fees and Costs.  Borrower shall reimburse Lender for all reasonable attorneys' fees and all filing, recording, search, title insurance, appraisal, audit, and other reasonable costs incurred by Lender, pursuant to, or in connection with, or relating to this Agreement (whether or not a lawsuit is filed), including, but not limited to, any reasonable attorneys' fees and costs Lender incurs in order to do the following: prepare and negotiate this Agreement and all present and future documents relating to this Agreement; obtain legal advice in connection with this Agreement or Borrower; enforce, or seek to enforce, any of its rights; prosecute actions against, or defend actions by, Account Debtors; commence, intervene in, or defend any action or proceeding; initiate any complaint to be relieved of the automatic stay in bankruptcy; file or prosecute any probate claim, bankruptcy claim, third-party claim, or other claim; examine, audit, copy, and inspect any of the Collateral or any of Borrower's books and records; protect, obtain possession of, lease, dispose of, or otherwise enforce Lender’s security interest in, the Collateral; and otherwise represent Lender in any litigation relating to Borrower. If either Lender or Borrower files any lawsuit against the other predicated on a breach of this Agreement, the prevailing party in such action shall be entitled to recover its reasonable costs and attorneys' fees, including (but not limited to) reasonable attorneys' fees and costs incurred in the enforcement of, execution upon or defense of any order, decree, award or judgment.  All attorneys' fees and costs to which Lender may be entitled pursuant to this Paragraph shall immediately become part of Borrower's Obligations, shall be due on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations.

10.14  Benefit of Agreement.  The provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors, assigns, heirs,

Loan and Security Agreement

beneficiaries and representatives of Borrower and Lender; provided, however, that Borrower may not assign or transfer any of its rights under this Agreement without the prior written consent of Lender, and any prohibited assignment shall be void.  No consent by Lender to any assignment shall release Borrower from its liability for the Obligations.

10.15  Joint and Several Liability.  If Borrower consists of more than one Person, their liability shall be joint and several, and the compromise of any claim with, or the release of, any Borrower shall not constitute a compromise with, or a release of, any other Borrower.

10.16  Limitation of Actions.  Any claim or cause of action by Borrower against Lender, its directors, officers, employees, agents, accountants or attorneys, based upon, arising from, or relating to this Loan Agreement, or any other Loan Document, or any other transaction contemplated hereby or thereby or relating hereto or thereto, or any other matter, cause or thing whatsoever, occurred, done, omitted or suffered to be done by Lender, its directors, officers, employees, agents, accountants or attorneys, shall be barred unless asserted by Borrower by the commencement of an action or proceeding in a court of competent jurisdiction by the filing of a complaint within two years after the first act, occurrence or omission upon which such claim or cause of action, or any part thereof, is based, and the service of a summons and complaint on an officer of Lender, or on any other person authorized to accept service on behalf of Lender, within thirty (30) days thereafter.  Borrower agrees that such two-year period is a reasonable and sufficient time for Borrower to investigate and act upon any such claim or cause of action.  The two-year period provided herein shall not be waived, tolled, or extended except by the written consent of Lender in its sole discretion.  This provision shall survive any termination of this Loan Agreement or any other Loan Document.

10.17  Paragraph Headings; Construction.  Paragraph headings are only used in this Agreement for convenience.  Borrower and Lender acknowledge that the headings may not describe completely the subject matter of the applicable paragraph, and the headings shall not be used in any manner to construe, limit, define or interpret any term or provision of this Agreement. This Agreement has been fully reviewed and negotiated between the parties and no uncertainty or ambiguity in any term or provision of this Agreement shall be construed strictly against Lender or Borrower under any rule of construction or otherwise.  This Loan Agreement may be separately executed in any number of counterparts, each of which will be an original, but all of which, taken together, will be deemed to constitute one and the same instrument. Electronic signatures contained in this Agreement or any other Loan Document, whether digital or encrypted, are intended to authenticate the writing with the same legal force and effect as manual signatures. If this Agreement or any other Loan Document executed in connection with it is transmitted by facsimile machine, electronic mail or other electronic transmission, it will be treated for all purposes as an original document and will be considered to have the same binding legal effect as an original document.

10.18  Public Announcement.  Borrower hereby agrees that Lender may make a public announcement of the transactions contemplated by this Agreement, and may publicize the same in marketing materials, newspapers and other publications, and otherwise, and in connection therewith may use the Borrower’s name, tradenames and logos.

10.19  Governing Law; Jurisdiction; Venue. This Agreement and all acts, transactions, disputes and controversies arising hereunder or relating hereto, and all rights and obligations of the parties shall be governed by, and construed in accordance with, the internal laws (and not the conflict of laws rules) of the State of Texas.  Each party consents to the jurisdiction of courts or tribunals located within Williamson County, Texas, and agrees that the exclusive venue for all actions and proceedings (including any alternative dispute resolution method as described in Section 10.20 of this Agreement) relating directly or indirectly to this Agreement shall be Williamson County, Texas, provided that nothing herein shall limit the right of Lender to bring proceedings against Borrower in the courts of any other jurisdiction. Any

Loan and Security Agreement

judicial proceeding by Borrower against Lender or any affiliate thereof involving, directly or indirectly, any matter in any way arising out of, related to, or connected with any Loan Document shall be brought only in a proceeding in Williamson County, Texas, and shall be subject to the provisions of Sections 10.20 and 10.21 below.  Each party waives any and all rights the party may have to object to the jurisdiction of any such tribunal or court, or to transfer or change the venue of any such action or proceeding from such tribunal or court, including, without limitation, any objection to venue or request for change in venue based on the doctrine of forum non conveniens. Borrower consents to service of process in any action or proceeding brought against it by Lender, by personal delivery, or by mail addressed as set forth in this Agreement or by any other method permitted by law.

10.20  Dispute Resolution.  (a) Informal Discussions.  In the event of a dispute between the parties concerning any aspect of this Loan Agreement and except for any matters pertaining to Borrower’s commission of an Event of Default pursuant to section 7.1 (“Alternative Dispute Exceptions”), the parties shall first meet within two (2) business days of receipt of any request and, in good faith, seek to resolve the dispute before such party may commence any action, whether arbitration or litigation.  If the parties fail to reach an agreement in the informal discussion process within five (5) days, then either party may, if it so chooses, commence arbitration or litigation, as this Agreement may allow.  Borrower and Lender reserve all of their respective rights in the event that no agreed resolution is reached in the informal discussion procedure and neither party shall be deemed to be precluded from commencing an action for the sole purpose of preventing irreparable harm while the procedure is pending or continuing.

(b) Arbitration.  Except for the Alternative Dispute Exceptions, any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this provision to arbitrate, shall be governed by the Texas General Arbitration Act, V.T.C.A., Civil Practices and Remedies Code, § 171.001 et seq. or, if interstate commerce is involved and to the extent provided, the Federal Arbitration Act.  Arbitration shall be determined before one arbitrator.  At the option of the first to commence an arbitration, the arbitration shall be administered either by JAMS pursuant to its Streamlined Arbitration Rules and Procedures, or by the American Arbitration Association pursuant to its Commercial Arbitration Rules.  Judgment on the award may be entered in any court having jurisdiction.  In addition to the Alternative Dispute Exceptions, this clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.

(c) Temporary Relief. Without prejudice to any party or this arbitration provision, any of the parties may petition an appropriate court of competent jurisdiction for any temporary or preliminary relief, such as for an injunction or garnishment.  The filing for such relief shall not be considered a waiver of the right to arbitration under this provision.  Alternatively, pending arbitration, any provisional remedy which would be available from a court of law shall be available to the parties to this Agreement from the arbitrators.

Loan and Security Agreement

10.21  Mutual Waiver of Jury Trial.  Borrower and Lender each hereby waive the right to trial by jury in any action or proceeding based upon, arising out of, or in any way relating to, this Agreement or any other present or future instrument or agreement between Lender and Borrower, or any conduct, acts or omissions of Lender or Borrower or any of their directors, officers, employees, agents, attorneys or any other persons affiliated with Lender or Borrower, in all of the foregoing cases, whether sounding in contract or tort or otherwise.

Loan and Security Agreement

BORROWERS:

SIMPLY, INC.,

a Maryland corporation

By:      /s/ Reinier Voigt

Name: Reinier Voigt

Title: President

SIMPLY MAC, INC.,

A Utah corporation

By:     /s/ Reinier Voigt

Name: Reinier Voigt

Title: President

LENDER:

LINE FINANCIAL CORP.,

a Texas corporation

By:      /s/ Robert Thompson-So

Name: Robert Thompson-So

Title: Director

Schedule to

Loan and Security Agreement

Borrower: Simply, Inc. 1680 Michigan Avenue, Suite 817 Miami Beach, FL 33139	Borrower: Simply Mac, Inc. 155 North 400 West, Suite 170 Salt Lake City, UT 84103

Date:November 23, 2021 (the “Effective Date”)

This Schedule forms an integral part of the Loan and Security Agreement between LINE FINANCIAL CORP. and the above-borrowers of even date (as amended, restated, supplemented, or otherwise modified from time to time, this “Agreement” or the “Loan Agreement”).

1. Credit Limit
Term Loan.

Subject to the terms and conditions of this Agreement, Lender agrees to make one or more loans to Borrower (each, a “Loan”), from and after the Effective Date through January 31, 2022, not to exceed the aggregate principal amount of $6,000,000.00 (the “Credit Limit”).

With respect to Loans used for the purchase of Inventory from Ingram, in addition to the other terms and conditions of this Agreement, such Loans shall be made pursuant to the advance funding mechanism identified in Section 2 of the Ingram Intercreditor.  Except where the advance funding mechanism under Section 2 of the Ingram Intercreditor calls for lesser Loan amounts, all Loans shall be made in increments of no less than $500,000.  For clarity, no Loan shall be made after January 31, 2022, and Lender shall not make Loans in excess of the Credit Limit.

Interest on the Loans shall be paid monthly as provided in Section 1.2 of this Agreement and Section 2 of this Schedule.

The Loans shall be repaid by the Borrower to Lender in weekly payments of 75.00% of the Borrower’s sales of Financed Inventory (as defined below), commencing seven days from the date of the first Loan, and continuing on the same day of each week thereafter until the earliest of the following dates: (i) the date the Loans have been paid in full; or (ii) the Maturity Date.  On the Maturity Date (or, if earlier, upon acceleration of the Obligations in accordance with the terms of this Agreement), the entire unpaid principal balance of the Loans, plus all other Obligations relating to the Loans (including accrued and unpaid interest thereon, and, any fees and other charges due under the Agreement) shall be due and payable. Any portion of the Loans that are repaid may not be reborrowed.

All payments by Borrower to Lender in respect of the Loans shall be made via ACH banking transfer to Lender's bank account per written instructions that Lender shall provide to Borrower.

2. Interest.

Interest Rate: The Obligations outstanding from time to time shall bear interest at the lesser of (i) the Maximum Legal Rate and (ii) an annual rate equal to the “Prime Rate” in effect from time to time, plus 6.75% per annum, to accrue daily and be payable monthly.  For purposes of calculating interest hereunder, up to three (3) Business Days will be added to the date on which any payment is received by Lender.  The Prime Rate shall never be less than 3.25% (the “Floor”).

Interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed.

As used in this Agreement and subject to the Floor, “Prime Rate” means the “prime rate” published from time to time in the Wall Street Journal.  The interest rate applicable to the Obligations shall change on each date there is an applicable change in the Prime Rate. Interest is also subject to the operation, as applicable, of Section 7.2 of the Loan Agreement as to the Default Rate

2A. Usury Savings clause

Provisions Relating to Interest.

Notwithstanding the provisions of this Agreement regarding the rates of interest applicable to the Loans, if at any time the amount of such interest computed on the basis of the interest rate set forth herein (the “Applicable Interest Rate”) would exceed the amount of such interest computed upon the basis of the maximum rate of interest permitted by applicable state or federal law in effect from time to time hereafter, after taking into account, to the extent required by applicable law, any and all fees, payments, charges and calculations provided for in this Agreement or in any other agreement between Borrower and Lender (the “Maximum Legal Rate”), the interest payable under this Agreement shall be computed upon the basis of the Maximum Legal Rate, but any subsequent reduction in the Applicable Interest Rate shall not reduce such interest thereafter payable hereunder below the amount computed on the basis of the Maximum Legal Rate until the aggregate amount of such interest accrued and payable under this Agreement equals the total amount of interest which would have accrued if such interest had been at all times computed solely on the basis of the Applicable Interest Rate.

No agreements, conditions, provisions or stipulations contained in this Agreement or any other instrument, document or agreement between the Borrower and Lender or default of the Borrower, or the exercise by Lender of the right to accelerate the payment of the maturity of principal and interest, or to exercise any option whatsoever contained in this Agreement or any other agreement between the Borrower and Lender, or the arising of any contingency whatsoever, shall entitle Lender to collect, in any event, interest exceeding the Maximum Legal Rate and in no event shall the Borrower be obligated to pay interest exceeding such Maximum Legal Rate and all agreements, conditions or stipulations, if any, which may in any event or contingency whatsoever operate to bind, obligate or compel the Borrower to pay a rate of interest exceeding the Maximum Legal Rate, shall be without binding force or effect, at law or in equity, to the extent only of the excess of interest over such Maximum Legal Rate.  In the event any interest is charged in excess of the Maximum Legal Rate (“Excess”), the Borrower acknowledges and stipulates that any such charge shall be the result of an accidental and bona fide error, and such Excess shall be, first, applied to reduce the principal then unpaid hereunder; second, applied to reduce the remaining Obligations; and third, returned to the Borrower, it being the intention of the parties hereto not to enter at any time into a usurious or otherwise illegal relationship.  The Borrower recognizes that, with fluctuations in the Applicable Interest Rate and the Maximum Legal Rate, such an unintentional result could inadvertently occur.  By the execution of this Agreement, the Borrower covenants that (i) the credit or return of any Excess shall constitute the acceptance by the Borrower of such Excess, and (ii) the Borrower shall not seek or pursue any other remedy, legal or equitable, against Lender, based in whole or in part upon the charging or receiving of any interest in excess of the maximum authorized by applicable law.  For the purpose of determining whether or not any Excess has been contracted for, charged or received by Lender, all interest at any time contracted for, charged or received by Lender in connection with this Agreement shall be amortized, prorated, allocated and spread in equal parts during the entire term of this Agreement.

The provisions of this Section 2A of this Schedule shall be deemed to be incorporated into every document or communication relating to the Obligations which sets forth or prescribes any account, right or claim or alleged account, right or claim of Lender with respect to the Borrower (or any other obligor in respect of Obligations), whether or not any provision of this Section 2A of this Schedule is referred to therein.  All such documents and communications and all figures set forth therein shall, for the sole purpose of computing the extent of the liabilities and obligations of the Borrower (or other obligor) asserted by Lender thereunder, be automatically recomputed by any Borrower or obligor, and by any court considering the same, to give effect to the adjustments or credits required by this Section 2A of this Schedule.

If the applicable state or federal law is amended in the future to allow a greater rate of interest to be charged under this Agreement or any other Loan Documents than is presently allowed by applicable state or federal law, then the limitation of interest under this Section 2A of this Schedule shall be increased to the maximum rate of interest allowed by applicable state or federal law as amended, which increase shall be effective hereunder on the effective date of such amendment, and all interest charges owing to Lender by reason thereof shall be payable upon demand.

3.  FUNDING MECHANISM

3.1 Use of Loans. Borrower and Lender agree that the Loan proceeds shall be used by Borrower for the purchase of specific goods from Approved

Vendors, which, once acquired by Borrower, shall meet all eligibility requirements for Eligible Inventory (the “Financed Inventory”).  All Loan requests are subject to Lender’s receipt and approval of the documentation required under subsection 3.2 of this Schedule with respect to all Financed Inventory and any other documentation that Lender may require from time to time, in Lender’s sole discretion; provided, however, that the contemplated Loan disbursements under this Section 3.1 shall be limited to amounts required to cover the cost of only those goods identified in the purchase order and in stock and available for delivery by the Approved Vendor.  All approved Loans shall be paid by Lender, for the benefit of Borrower, directly to the Approved Vendor.  Borrower authorizes Lender’s payment of Loan proceeds to the Approved Vendor and hereby indemnifies, and agrees to hold harmless, Lender from and against any and all claims, losses, judgments, damages or causes of actions arising from any such payments to any Approved Vendor.

3.2 Documentation Supporting Loan Request.  In connection with each Loan request made by Borrower, Borrower shall provide Lender with (i) all applicable purchase orders for all goods Borrower intends to purchase with the Loan proceeds, (ii) vendor confirmation of the availability of such goods, and (iii) any and all other supporting documentation requested by Lender in its discretion.

For purposes of this Section 3 of the Schedule, “Approved Vendors” shall mean Ingram and any other vendor approved by Lender in its sole discretion.

4. Fees:	The following fees shall be due and payable by Borrower as indicated, without demand or notice to Borrower. Any fee may be deducted from Loans to Borrower at Lender’s discretion.

Loan Fee:$120,000.00 (i.e., 2.00% of the Credit Limit), fully earned as of the date hereof and payable on the earlier of (i) the date on which all Loans are repaid by Borrower or (ii) February 28, 2022.

5.  Maturity Date:

As used herein, the term “Maturity Date” means the first anniversary of the Effective Date, unless earlier terminated by Lender pursuant to this Section 5 of the Schedule, in which case the Maturity Date shall be such earlier date of termination. Lender may terminate the Agreement at any time by giving Borrower ninety (90) days prior written notice; provided that, upon an Event of Default, Lender may terminate this Agreement without notice to Borrower, effective immediately.

6.  Financial Covenants:  N/A

7.  Reporting:

      Borrower shall provide Lender with the following:

(a)

With respect to each Loan request, purchase orders and supporting documentation with respect to the applicable goods to be purchased from the applicable Approved Vendor and vendor confirmation of the availability of such goods;

(b)	Weekly sales reporting and supporting sales schedules;
(c)	On-line viewing access to Borrower’s operating deposit accounts;
(d)

Monthly perpetual inventory reports for the Inventory reconciled to the general ledger and valued on a first-in, first-out basis at the lower of cost or market (in accordance with GAAP) or such other inventory reports as are requested by Lender in its good faith business judgment, all within ten days after the end of each month;

(e)	Monthly unaudited financial statements and supporting documents and schedules, within 30 days after the end of each month;
(f)

Annual operating budgets (including income statements, balance sheets and cash flow statements, by month) and sales forecasts for the upcoming fiscal year of Borrower no later than 60 days prior to the end of each fiscal year of Borrower;

(g)	Annual financial statements, as soon as available, and in any event within 120 days following year-end, audited by independent certified public accountants acceptable to Lender;
(h)

Each of the financial statements in subsections (e) and (g) above shall be accompanied by Compliance Certificates, in such form as Lender shall reasonably specify, signed by the Chief Financial Officer of Borrower, certifying that as of the end of such period Borrower was in full compliance with all of the terms and conditions of this Agreement; and

(i)	Such other financial information that Lender shall request from time to time in its reasonable discretion.

8.  ADDITIONAL PROVISIONS

(a)

Subordination of Inside Debt.  Upon Lender’s request, all present and future indebtedness of Borrower to its officers, directors, shareholders and Affiliates (collectively, “Inside Debt”) shall, at all times, be subordinated to the Obligations pursuant to a subordination agreement on Lender’s standard form.   Borrower represents and warrants that there is no Inside Debt presently outstanding, except for the following:

Indebtedness to:	Principal Amount
SOL Global Investments Corp.	$1,000,000

SOL Global Investments Corp.	$1,000,000
SOL Global Investments Corp.	$750,000
SOL Global Investments Corp.	$750,000
SOL Global Investments Corp.	$500,000

Concurrently Borrower shall cause the above Persons to execute and deliver to Lender Subordination Agreement with respect to the foregoing debt on Lender’s standard form. Prior to incurring any Inside Debt in the future, Borrower shall cause the person to whom such Inside Debt will be owed to execute and deliver to Lender a subordination agreement on Lender’s standard form.

(b)

Bailee Agreement. Borrower hereby represents and warrants that, as of the date of execution and delivery of this Agreement, no goods of Borrower are in the possession of any warehouseman or other bailee (except as disclosed in the Borrower Disclosure Schedule, attached), and hereby covenants that Borrower promptly shall deliver written notice to Lender of any goods of Borrower being in the possession of any other warehouseman or other bailee. With respect to any goods or other Collateral of Borrower in the possession of any warehouseman or other bailee, Borrower shall, promptly upon Lender’s request therefor, use commercially reasonable efforts to deliver to Lender a bailee agreement (in form and substance satisfactory to Lender) duly executed by such warehouseman or other bailee.  In the event that Lender requests such a bailee agreement and Borrower uses such efforts but does not succeed in delivering such a bailee agreement, Lender may (in its good faith business judgment) maintain a Reserve with respect to such warehouse or other bailee location.

(c)

Landlord Agreement. With respect to any leased premises of Borrower, Borrower shall, promptly upon Lender’s request therefor, deliver to Lender a landlord agreement (in form and substance satisfactory to Lender) duly executed by the lessor of such leased premises.

(e)

Control Agreements. Upon request by Lender, as to any Deposit Accounts (including any lockbox or blocked account) and Investment Property (including securities accounts) maintained with any institution as of the date of this Agreement, Borrower shall cause such institution, concurrently herewith, to enter into a control agreement in form acceptable to Lender in its good faith business judgment in order to perfect Lender’s first-priority security interest in such Deposit Accounts (including any lockbox or blocked account) and grant Lender “control” (within the meaning of Articles 8 and 9 of the Code) over such Investment Property (including securities accounts).  From and after such a request from Lender, Borrower shall not maintain any Deposit Accounts (including any lockbox or blocked account) or Investment Property (including securities accounts) with any bank, securities intermediary, or other institution unless Lender has received such a control agreement duly executed by such party in favor of Lender covering such Deposit Account (including any lockbox or blocked account) or Investment Property (including securities accounts), as the case may be.

9.  CONDITIONS PRECEDENT

In addition to the other conditions precedent set forth in this Agreement, the making of the initial Loan hereunder is subject to the following additional conditions:

(a)

Searches; Payoff Letter; UCC Terminations.  Lender shall have received lien searches listing all effective financing statements which name Borrower (or any predecessor entity, prior name, or tradename thereof or any seller of assets acquired by Borrower outside of the ordinary course of business) as debtor that are filed in the applicable filing offices with respect to Borrower, none of which financing statements shall cover any of the Collateral of Borrower, except (1) Lender’s own financing statements and fixture filings (as the case may be) filed of record against Borrower, respectively, (2) financing statements perfecting Permitted Liens, (3) financing statements as to which Lender has received duly executed authorization by the applicable secured party to file executed termination statements or partial release statements in form and substance satisfactory to Lender, or (4) as otherwise agreed in writing by Lender.

(b)	Examination. Lender shall have received pre-survey examination reports, with respect to the Collateral, satisfactory to Lender in its good faith business judgment.
(c)

Additional Security.  Delivery to Lender of the following fully-executed security documents, each in form acceptable to Lender in its sole discretion: (i) guaranty and security agreement from Braebeacon Holdings Inc., in favor of Lender, pursuant to which Braebeacon Holdings Inc. unconditionally guarantees the Obligations and pledges its tangible and intangible assets to secure the Obligations; (ii) debt postponement and subordination agreement from SOL Global Investments Corp. (“SOL Global”), in favor of Lender, pursuant to which SOL Global agrees to postpone and subordinate to and in favor of Lender, all existing and future indebtedness owing from Borrower to SOL Global and any liens and security interest of SOL Global in the Collateral; and (iii) lien subordination agreement from Ingram Micro, Inc. pursuant to which Ingram Micro, Inc. subordinates its liens and security interests against the Financed Inventory and related Collateral to the liens and security interests of Lender.

(d)	General Conditions. The following: (i) all documents relating to this Agreement have been executed and delivered, (ii) no Material Adverse Change and no Default or Event of Default has occurred and is continuing, and (iii) all other matters relating to the Loans have been completed to Lender’s satisfaction.

BORROWER:

SIMPLY, INC.,

a Maryland corporation

By:    /s/ Reinier Voigt

Name:  Reinier Voigt

Title: President

BORROWER:

SIMPLY MAC, INC.,

a Utah corporation

By:    /s/ Reinier Voigt

Name:  Reinier Voigt

Title: President

LENDER: LINE FINANCIAL CORP., a Texas corporation By: /s/ Robert Thompson So Name: Robert Thompson So Title: Director